Exhibit 99.1

ContraVir to Present New CMX157 Data at HEP DART 2015

Data to Highlight CMX157’s Significant Potential Compared to Viread® for Treating Hepatitis B

EDISON, N.J., Dec. 1, 2015 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it will present at HEP DART 2015, held December 6-10, 2015, at the Grand Wailea in Wailea, Hawaii. The latest findings further support CMX157’s considerable potential to enhance the safety profile and reduce side effects compared to Gilead’s tenofovir DF (Viread®).

John Sullivan-Bolyai, MD, MPH, Chief Medical Officer of ContraVir, will give an oral presentation highlighting preclinical data for CMX157, the Company’s highly potent lipid prodrug of the successful antiviral drug tenofovir (TFV) for treating hepatitis B. CMX157’s enhanced absorption technology utilizes natural lipid uptake pathways to target the liver, resulting in lower systemic exposure to TFV and the potential for reduced off-target TFV toxicity.

Title: Efficient Liver Targeting and Uptake by Novel Tenofovir Prodrug, CMX157, for the Treatment of Hepatitis B
Date: Tuesday, December 8, 2015
Time: 6:10pm HST
Location: Grand Wailea Hotel, Hawaii

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development. In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir, for the Hepatitis B virus (HBV). CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal and bone side effects.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)
tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686